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                                  EXHIBIT 5.1
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                                KASSLER & FEUER
                           A PROFESSIONAL CORPORATION
                               COUNSELLORS AT LAW
                                101 ARCH STREET
                        BOSTON, MASSACHUSETTS 02110-1103






                                 June 23, 1998


Safety 1st, Inc.
210 Boylston Street
Chestnut Hill, Massachusetts  01267

Ladies and Gentlemen:

     This opinion is furnished to you in connection with a registration statement on Form S-8 (containing a Reoffer Prospectus on Form S-3) (the "Registration Statement"), filed on even date with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 1,500,000 shares of common stock, $.01 par value (the "Shares"), of Safety 1st, Inc. (the "Company") issuable under the Company's 1996 Employee and Director Stock Option Plan (the "Plan").

     We have acted as counsel for the Company in connection with the Plan and are familiar with the actions taken by the Company in connection therewith. For purposes of this opinion we have examined the Registration Statement, the Plan, and such other documents as we have deemed appropriate.

     Based upon the foregoing, we are of the opinion that (i) the Company has duly authorized the Shares and (ii) the Shares, when issued and sold in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

     We hereby consent to your filing this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,

                                                     /s/ Kassler & Feuer, P.C.

                                                     KASSLER & FEUER, P.C.